Exhibit 10.1

 Execution Version

LOAN AGREEMENT

for a loan in the amount of

$20,000,000.00

MADE BY AND BETWEEN

NEXPOINT DIVERSIFIED REAL ESTATE TRUST OPERATING PARTNERSHIP, L.P.,

NEXPOINT REAL ESTATE CAPITAL, LLC, and

NEXPOINT REAL ESTATE OPPORTUNITIES, LLC,

300 Crescent Court, Suite 700,

Dallas, Texas 75201,

as Borrower

AND

NEXBANK,
2515 McKinney Avenue, Suite 1100,
Dallas, Texas 75201,

as Lender

Dated as of May 22, 2023

TABLE OF CONTENTS

ARTICLE I	INCORPORATION OF RECITALS AND EXHIBITS	1

1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	1

ARTICLE II	DEFINITIONS	1

2.1	Defined Terms.	1
2.2	Other Definitional Provisions.	10

ARTICLE III	BORROWER’S REPRESENTATIONS AND WARRANTIES	11

3.1	Representations and Warranties.	11
3.2	Intentionally Omitted.	14
3.3	Survival of Representations and Warranties.	14

ARTICLE IV	LOAN AND LOAN DOCUMENTS	14

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.	14
4.2	Loan Documents.	16
4.3	Term of the Loan.	16
4.4	Prepayments.	17
4.5	Required Principal Payments.	17
4.6	Late Charge.	18

ARTICLE V	INTEREST	18

5.1	Interest Rate.	18
5.2	Payment Dates.	18
5.3	Maximum Lawful Rate.	18

ARTICLE VI	COSTS OF MAINTAINING LOAN	19

6.1	Increased Costs and Capital Adequacy.	19
6.2	Taxes.	20

ARTICLE VII	LOAN EXPENSE AND ADVANCES	22

7.1	Loan and Administration Expenses.	22
7.2	Lender’s Attorneys’ Fees and Disbursements.	22
7.3	Time of Payment of Fees and Expenses.	22
7.4	Expenses and Advances Secured by Loan Documents.	22
7.5	Right of Lender to Make Advances to Cure Borrower’s Defaults.	23
7.6	Origination Fee.	23

ARTICLE VIII	REQUIREMENTS PRECEDENT TO THE OPENING OF THE LOAN	23

8.1	Conditions Precedent.	23

ARTICLE IX	REQUIREMENTS PRECEDENT TO SUBSEQUENT DISBURSEMENTS OF THE LOAN	24

9.1	Conditions Precedent.	24

ARTICLE X	AFFIRMATIVE COVENANTS	25

10.1	Furnishing Information.	25
10.2	Maintenance of Insurance.	26
10.3	Payment of Taxes.	26
10.4	Lender’s Attorneys’ Fees for Enforcement of Agreement.	27
10.5	Use of Proceeds.	27
10.6	Lost Note.	27

10.7	Indemnification.	27
10.8	Inspection of Assets; Books and Records; Discussions.	28
10.9	Swap Agreements.	28
10.10	Operating Account.	28
10.11	Maintenance of Liens.	28

ARTICLE XI	NEGATIVE COVENANTS	29

11.1	Indebtedness.	29
11.2	Liens.	29
11.3	Fundamental Changes; Disposition of Assets.	29
11.4	Intentionally Omitted.	30
11.5	Swap Agreements.	30
11.6	Restricted Payments.	30
11.7	Transactions with Affiliates.	30
11.8	Restrictive Agreements.	30
11.9	Minimum Liquidity.	30

ARTICLE XII	INSURANCE PROCEEDS	31

12.1	Intentionally Omitted.	31

ARTICLE XIII	ASSIGNMENTS BY LENDER AND BORROWER	31

13.1	Assignments and Participations.	31
13.2	Prohibition of Assignments by Borrower.	31
13.3	Successors and Assigns.	31

ARTICLE XIV	TIME OF THE ESSENCE	31

14.1	Time is of the Essence.	31

ARTICLE XV	EVENTS OF DEFAULT	31

15.1	Events of Default.	31

ARTICLE XVI	LENDER’S REMEDIES IN EVENT OF DEFAULT	34

16.1	Remedies Conferred Upon Lender.	34
16.2	Subordination.	35

ARTICLE XVII	GENERAL PROVISIONS	35

17.1	Captions.	35
17.2	Modification; Waiver.	35
17.3	Authorized Representative.	35
17.4	Governing Law.	35
17.5	Acquiescence Not to Constitute Waiver of Lender’s Requirements.	36
17.6	Disclaimer by Lender.	36
17.7	Partial Invalidity; Severability.	36
17.8	Definitions Include Amendments.	36
17.9	Execution in Counterparts.	36
17.10	Entire Agreement.	37
17.11	Waiver of Damages.	37
17.12	Claims Against Lender.	37
17.13	Jurisdiction.	37
17.14	Set‑Offs.	38
17.15	Lender’s Consent.	38
17.16	Notices.	38
17.17	Waiver of Jury Trial.	39
17.18	No Oral Agreements.	39

- ii -

EXHIBITS TO LOAN AGREEMENT

Exhibit A                  Borrower’s Certificate

Exhibit B                  Certificate of Compliance

Exhibit C                  Borrowing Base Report

Exhibit D                  Form of Increase Amendment

SCHEDULES TO LOAN AGREEMENT

Schedule 11              Indebtedness, Liens, Restrictive Agreements

- iii -

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of May 22, 2023 (the “Effective Date”), by and between NEXPOINT DIVERSIFIED REAL ESTATE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“NXDTOP”), NEXPOINT REAL ESTATE CAPITAL, LLC, a Delaware limited liability company (“NREC”), and NEXPOINT REAL ESTATE OPPORTUNITIES, LLC, a Delaware limited liability company (“NREO,” together with NXDTOP and NREC, jointly and severally, the “Borrower”), and NEXBANK, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

A.    Borrower has applied to Lender for a revolving credit facility in the amount of up to TWENTY MILLION DOLLARS ($20,000,000.00) (as increased or reduced pursuant to the terms of Section 4 set forth hereinbelow, the “Facility”) for working capital and other general purposes, and Lender is willing to make the loans on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
    INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2 Incorporation of Exhibits.

Exhibits A through D, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II
    DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: As such term is defined in the Preamble.

Anti-Money Laundering and Anti-Terrorism Laws: (i)         the Money Laundering Control Act of 1986, 18 U.S.C. §§1956 and 1957; (ii)         the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and the regulations promulgated thereunder; (iii) the USA Patriot Act and regulations issued pursuant to it; or (iv) any other anti-money laundering law enacted, or regulation issued by the Financial Crimes Enforcement Network of the US Department of the Treasury (FinCEN) pursuant to such law, by the United States of America subsequent to the Effective Date.

Applicable Rate: At all times prior to the Maturity Date, the “Applicable Rate” shall be Term SOFR plus 3.50% per annum. The Applicable Rate shall be adjusted on the commencement of each Interest Period, provided that the Applicable Rate for the first Interest Period shall be set on May 22, 2023.

Authorized Representative: The person appointed as the Authorized Representative pursuant to Section 17.3.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Borrower: As such term is defined in the Preamble.

Borrowing Base: at any time, an amount equal to the lesser of (i) the Loan Amount or (ii) on any date of determination, the lesser of an amount equal to (x) sixty percent (60%) of the Collateral Value, or (y), if such Collateral becomes traded on a Public Exchange, fifty percent (50%) of the fair market value of the Collateral, as determined by Lender in its reasonable discretion.

Borrowing Base Report: A report in the form of Exhibit C attached hereto detailing and certifying the Collateral assets that make up the Borrowing Base and providing the Collateral Value of the same.

Business Day: A day of the year (but not a Saturday or Sunday) on which banks are not required or authorized to close in Dallas, Texas.

Capital Lease Obligations: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases (but, for avoidance of doubt, not operating leases) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Equivalents: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Class A Units: As such term is defined in the Amended and Restated Limited Partnership Agreement of IQHQ, excluding any Preferred Equity.

CME: CME Group Benchmark Administration Limited.

Collateral: Collectively, all of property of Borrower in which Liens are purported to be granted pursuant to the Security Documents as security for the Loans.

Collateral Value: As of any date of determination, the product of (i) the Consolidated Book Value of Class A Units in IQHQ as of the last day of the immediately preceding fiscal quarter, divided by the total number of Class A Units in IQHQ outstanding, and (ii) the number of Class A Units in IQHQ pledged by the Borrower pursuant to the Security Documents.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Constituent Documents: For any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, its certificate or articles of incorporation and its bylaws.

Consolidated Book Value: In respect of any Person, the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Equity Interests of such Person plus (ii) paid-in capital, share premium or capital surplus relating to such Equity Interests plus (iii) any retained earnings or earned surplus plus (iv) any accumulated other comprehensive income, less any accumulated deficit.

Debt Service Coverage Ratio: With respect to a Measurement Period, the ratio of (a) (i) the sum of Operating Income and Non-Cash Expenses of Guarantor less (ii) non-cash income to the extent included in Operating Income to (b) the Total Debt Service for such Measurement Period.

Debt to Equity Ratio: With respect to a Measurement Period, the ratio of (a) Total Liabilities during such period to (b) Total Shareholders’ Equity.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to five percentage points (500 basis points) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

Effective Date: As defined in the Preamble.

Environmental Laws: All applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

Environmental Liability: Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), related in any way to any Borrower or with respect to a property owned by such Borrower or an Affiliate of Borrower directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interests: Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, convertible debt, or other equity ownership interests in a Person (not including any preferred class of equity), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article XV.

First Extended Maturity Date: May 20, 2025.

First Extension Option: As such term is defined in Section 4.3(a).

GAAP: Generally accepted accounting principles in the United States of America.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi‑governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantee: Any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor: NEXPOINT DIVERSIFIED REAL ESTATE TRUST, a Delaware statutory trust.

Guaranty: That certain Guaranty Agreement dated as of the date hereof, by the Guarantor for the benefit of Lender.

Gross Income: All receipts, revenues, income and other moneys received or collected by or on behalf of any Person, if any, and all rights to receive the same, whether in the form of accounts, accounts receivable, contract rights or other rights, and the proceeds of such rights, and whether now owned or held or hereafter coming into existence. Gross Income shall not include loan proceeds or equity or capital contributions.

Hazardous Materials: All materials which are defined, described or identified as hazardous or toxic materials, wastes or substances in applicable Environmental Laws; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at a property owned by Borrower or an Affiliate of Borrower in the ordinary course of business and in accordance with all applicable Environmental Laws.

Including or including: Including but not limited to.

Indebtedness: Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Initial Maturity Date: May 21, 2024.

Interest Period: As to the first Interest Period, the period commencing on May 22, 2023 and ending June 5, 2023 and, as to each Interest Period thereafter, the period commencing on the fifth (5th) day of the immediately preceding Interest Period and ending on the date which is one (1) month after the commencement of such Interest Period, provided, however that:

(i)

if any Interest Period would otherwise be a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; provided, however, if any Interest Period would otherwise end on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii)

any Interest Period commencing on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which it is to end) shall end on the last Business Day of a calendar month.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Investment Advisor: NEXPOINT REAL ESTATE ADVISORS X, L.P., a Delaware limited partnership, together with any permitted successors and assigns.

Investment Advisory Agreement: That certain Advisory Agreement dated as of July 1, 2022, by and between Guarantor and Investment Adviser, as amended by that certain Second Amendment to Advisory Agreement dated as of April 11, 2023, as the same may be further amended, restated, modified, or amended and restated from time to time.

IQHQ: IQHQ HOLDINGS, L.P., a Delaware limited partnership.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Late Charge: As such term is defined in Section 4.6.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Lien: With respect to any asset, (a) any lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Liquidity: With respect to any Person, all unpledged and unencumbered cash and Cash Equivalents of such Person (but for avoidance of doubt cash and Cash Equivalents pledged to the Lender shall be included in Liquidity).

Loans: Each advance made by Lender to Borrower pursuant to the terms of this Agreement.

Loan Amount: The maximum amount of the Facility as set forth in Section 4.1(a), as the same may be increased or reduced from time to time in accordance with the terms and conditions of Section 4.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan Opening Date: The date of the initial disbursement of proceeds of the Loan.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: The Initial Maturity Date, provided, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 4.3(b) or Section 4.3(c), then the Maturity Date shall be extended to the First Extended Maturity Date or Second Extended Maturity Date, as applicable.

Maximum Lawful Rate: As such term in defined in Section 5.3.

Measurement Date: As such term is defined in Section 10.13.

Measurement Period: Shall mean (i) for the test of the Debt Service Coverage Ratio and Debt to Equity Ratio as of September 30, 2023, the nine (9) consecutive calendar months ended on such Measurement Date, and (ii) for the test of the Debt Service Coverage Ratio and Debt to Equity Ratio as of December 31, 2023, and each Measurement Date thereafter through and until the Maturity Date, the twelve (12) consecutive calendar months ended on such Measurement Date.

Minimum Liquidity: As of any determination date, an amount equal to five percent (5%) of the Loan Amount on such date.

Non-Cash Expenses: For any accounting period, to the extent subtracted from Operating Income, expenses properly attributable to such period for depreciation, amortization, and other non-cash items as determined in accordance with GAAP; provided that Non-Cash Expenses shall include amortization of non-cash compensation provided to employees of the Guarantor or any of its Subsidiaries.

Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

Obligations: All present and future indebtedness, obligations, and liabilities of Borrower or Guarantor to Lender, and all renewals and extensions thereof, or any part thereof, or any part thereof, arising pursuant to the Loan Documents (including, without limitation, the indemnity provisions hereof), and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several.

OFAC: As defined in Section 3.1(v).

Open the Loan, Opening of the Loan or Loan Opening: The disbursement of Loan proceeds.

Operating Income: For any period, at the time of calculation, the Guarantor’s business income from operations, determined in accordance with GAAP.

Other Taxes: Any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Person: Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Pledge Agreements: Those certain Unit Pledge and Security Agreements, dated as of the date hereof, executed by each Borrower for the benefit of Lender.

Preferred Equity: As applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

Public Exchange: A national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or that is quoted on a system sponsored by a national securities association registered under Section 15 of the Securities Exchange Act.

Release: Any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment, or into or out of any property, in violation of applicable Environmental Laws.

Restricted Party: as defined in Section 3.1(v).

Restricted Payment: Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

Second Extended Maturity Date: May 19, 2026.

Second Extension Option: As such term is defined in Section 4.3(a).

Security Documents: The Pledge Agreements, any Uniform Commercial Code financing statements required to be filed pursuant to the Pledge Agreements and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on the Collateral as security for the Loan.

Solvent: When used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of the date hereof, exceed the amount of all “liabilities of such Person, contingent or otherwise”, at a fair valuation, as such quoted terms are determined in accordance with applicable federal and state laws governing determination of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries on a consolidated basis will, as of the date hereof, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have an unreasonably small amount of capital with which to conduct its business. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Subsidiary: The “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

Swap Agreement: Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR: The rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, for such Interest Period.

Term SOFR Screen Rate: The 1-month SOFR term rate administrated by CME (or any successor administrator satisfactory to Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time).

Total Debt Service: For any Measurement Period, the aggregate of all interest and scheduled amortizing principal payments due during such Measurement Period on all Indebtedness of Guarantor on a consolidated basis with its Subsidiaries, including, without limitation, the debt service payments owed by Borrower on the Loan.

Total Liabilities: All liabilities of Guarantor in accordance with GAAP on a consolidated basis, including, without limitation, all debt, accounts payable and liabilities as reported on Guarantor’s financial statements.

Total Shareholders’ Equity:  As of any date of determination, the Shareholder’s Equity as presented in accordance with GAAP on a consolidated financial statement of the Guarantor as of such date.

Transaction Parties: Borrower, Guarantor, and any other Person party to a Security Document.

Transfer: Any sale, transfer, conveyance, alienation, pledge, assignment, encumbrance hypothecation or other disposition of any direct interest in the Borrower or any interest which would result in a change of Control of Borrower, or any interest in any entity which directly or indirectly holds an interest in, or directly or indirectly controls, the Borrower.

U.S. Government Securities Business Day: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading United States government securities.

2.2 Other Definitional Provisions.

All accounting terms used in this Agreement or the other Security Documents shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Security Documents shall be made in accordance with GAAP as in effect on the Effective Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All terms defined in this Agreement shall have the same meanings when used in the Note, Deed of Trust, any other Security Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE III
    BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)    Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened in writing, against Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower or Guarantor.

(b)    NXDTOP is a duly organized and validly existing limited partnership formed pursuant to the laws of the State of Delaware and has full power and authority to execute, deliver and perform all Loan Documents to which NXDTOP is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of NXDTOP. NREC is a duly organized and validly existing limited liability company formed pursuant to the laws of the State of Delaware and has full power and authority to execute, deliver and perform all Loan Documents to which NREC is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of NREC. NREO is a duly organized and validly existing limited liability company formed pursuant to the laws of the State of Delaware and has full power and authority to execute, deliver and perform all Loan Documents to which NREO is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of NREO. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)    Guarantor is a duly organized and validly existing Delaware statutory trust, formed pursuant to the laws of the State of Delaware.

(d)    No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the filing of UCC‑1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non‑governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or which have been obtained as of any date on which this representation is made or remade.

(e)    The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the security interests under the Security Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any Law or court order.

(f)    Borrower and Guarantor are in compliance with all laws, regulations and orders of any Governmental Authority applicable to each party or its property and all indentures, agreements and other instruments binding upon it or its property including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change for such party. Borrower and Guarantor have received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of each such party’s business.

(g)    There is no default under this Agreement or any of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute an Event of Default under said documents.

(h)    No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(i)    All financial statements of the Borrower and Guarantor and other information previously furnished by Borrower to Lender in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not materially misleading, and, to Borrower and Guarantor’s actual knowledge, no Material Adverse Change with respect to Borrower or Guarantor has occurred since the respective dates of such statements and information. Neither Borrower nor Guarantor has any material Indebtedness or other material liability, contingent or otherwise, not disclosed in such financial statements.

(j)    Borrower has good title to, or valid leasehold interests in, all property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such property is free and clear of Liens.

(k)    The security interest in the Collateral created by the Pledge Agreements in favor of Lender constitutes a valid, perfected and first priority security interest with respect to the Collateral that is prior and superior in right to any other Person, enforceable as such against creditors of and purchasers from Borrower. No Collateral is required to be directly pledged for the attachment or perfection of the security interest thereon.

(l)    Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(m)    The execution, delivery and performance by Borrower or Guarantor of this Agreement and any other Loan Document, and the transactions contemplated hereunder and thereunder will not violate or be inconsistent with any provision of Regulation T, Regulation U or Regulation X.

(n)    Intentionally Omitted.

(o)    Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves.

(p)    Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(q)    Borrower has disclosed to Lender all material agreements, instruments and corporate or other restrictions to which it or Guarantor are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change for any such party. No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(r)    Neither Borrower nor Guarantor is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(s)    Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.16.

(t)    Borrower’s place of formation or organization is the State of Delaware.

(u)    All statements set forth in the Recitals are true and correct.

(v)    Neither Borrower nor Guarantor, is (and each party will not be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons (each such person, a “Restricted Party”). In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(w)    Intentionally omitted.

(x)    To the Borrower’s actual knowledge, Borrower: (a) has not received any written notice or other written communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to cause a Material Adverse Change arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Transaction Party, or any permit issued under any Environmental Law to such Transaction Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its actual knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment, in each case which would individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

(y)    On the Effective Date, and the date any Loan is made, immediately after giving effect to the transactions contemplated by the Loan Documents occurring on such date, each Borrower is Solvent.

(z)         None of the Equity Interests constituting the Collateral are held in a third-party deposit account.

3.2 Intentionally Omitted.

3.3 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and Section 3.2 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Loan Opening and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement. Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE IV

LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

(a)    Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(b)    Subject to any increase of the Loan Amount in compliance with Section 4.1 set forth hereinbelow, the maximum aggregate amount of the Loan shall not exceed TWENTY MILLION Dollars and No/100s ($20,000,000.00). Subject to such maximum amount and the terms and conditions hereof, Borrower may borrow, prepay, and re-borrow amounts under the Loan.

(c)    Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to Borrower and no Default or Event of Default has occurred and is continuing hereunder, to Open the Loan.

(d)    After the Opening of the Loan, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Article IX, within three (3) Business Days after compliance with all conditions precedent thereto, provided that (i) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Article IX; (iii) no Material Adverse Change has occurred with respect to Borrower, Guarantor or IQHQ, and (iv) no Default or Event of Default exists hereunder or under any other Loan Document.

(e)    To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(f)    Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower may, by written notice to Lender, request that on the terms and subject to the conditions contained in this Agreement Lender increase the Loan Amount, in minimum increments of $2,500,000.00, up to an amount not exceeding Fifty Million and No/100 Dollars ($50,000,000.00), provided that (i) no Default or Event of Default has occurred and is continuing or would occur as a result of such increase, (ii) at the time of any increase, Borrower shall provide to Lender a Certificate of Compliance certifying to Lender that Borrower is in full compliance with the financial covenants set forth in Article X of this Agreement in all material respects as well as a Borrowing Base Certificate demonstrating compliance with Section 10.15, (iii) Borrower provides Lender with all reasonably requested information with respect to the addition of any Collateral being added at the time of the increase, together with such documentation and agreements as are reasonably necessary or desirable, in Lender's reasonable judgment, to perfect a security interest in such additional Collateral in favor of Lender, and (iv) Borrower shall execute an amendment of the Loan Documents in the form attached hereto as Exhibit D. Upon Borrower’s compliance with the following conditions precedent, Lender may, in its sole discretion, approve the increase in the Loan Amount, provided that:

i.	the Certificate of Compliance delivered to Lender shall certify that such increase in the Loan Amount has been approved in accordance with the terms of Borrower’s organizational documents;

ii.	Borrower shall, for any increase, pay to Lender a commitment fee of 1% of the amount by which the Loan Amount is increased;

iii.	Borrower shall, for any increase, pay any and all other fees owed to Lender in connection therewith pursuant to a separate fee letter or otherwise agreed to by Borrower; and

iv.

Borrower shall execute and/or provide all instruments reasonably required by Lender to reflect such increase or decrease, including, without limitation, a new or amended and restated promissory note representing Lender’s commitment.

(g)    Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower may, by written notice to Lender, request that Lender decrease the Loan Amount, in minimum increments of $2,500,000.00, provided that (i) no Default or Event of Default has occurred and is continuing or would occur as a result of such decrease, and (ii) at the time of any decrease, Borrower shall provide to Lender a Certificate of Compliance certifying to Lender that Borrower is in full compliance with the financial covenants set forth in Article X of this Agreement as well as a Borrowing Base Certificate demonstrating compliance with Section 10.15. Lender may, in its sole discretion, approve the decrease in the Loan Amount, provided that, upon such approval, Borrower shall not have the right to subsequently increase the Loan Amount pursuant to Section 4.1(f).

4.2 Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)    The Note.

(b)    Each Security Document.

(c)    The Guaranty.

(d)    Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(e)    Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws of the State.

4.3 Term of the Loan.

(a)    All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date. All references herein to the Maturity Date shall mean Initial Maturity Date, provided that, subject to clauses (b) and (c) below, Borrower shall have the right to extend the Maturity Date for an additional 364-day term, on no more than two (2) occasions (the “First Extension Option” and the “Second Extension Option”), thereby extending the Maturity Date to the First Extended Maturity Date and Second Extended Maturity Date, respectively.

(b)    Borrower may only exercise the First Extension Option upon satisfying the following conditions:

(i)	Borrower shall have delivered to Lender written notice of such election no earlier than one hundred and twenty (120) days and no later than sixty (60) prior to the Initial Maturity Date;

(ii)

Lender shall have received Borrower’s current financial statements and a Borrowing Base Report, each certified as correct by Borrower. There must be no Material Adverse Change in Borrower’s financial condition and the outstanding principal amount of the Loan shall not exceed the Borrowing Base (provided that Borrower may, at Borrower’s discretion, make a principal payment to establish compliance with the Borrowing Base requirement);

(iii)	Such notice is accompanied by an extension fee in the amount of twenty basis points (0.2%) of the Loan Amount as of such date; and

(iv)

the representations and warranties of the Borrower contained in the Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date on which notice is given in accordance with this subsection (b); and

(v)    No Default or Event of Default exists under the Loan Documents.

(c)    Borrower may only exercise the Second Extension Option upon satisfying the following conditions:

(i)	Borrower shall have delivered to Lender written notice of such election no earlier than one hundred and twenty (120) days and no later than sixty (60) prior to the First Extended Maturity Date;

(ii)

Lender shall have received Borrower’s current financial statements and a Borrowing Base Report, each certified as correct by Borrower. There must be no Material Adverse Change in Borrower’s financial condition and the outstanding principal amount of the Loan shall not exceed the Borrowing Base (provided that Borrower may, at Borrower’s discretion, make a principal payment to establish compliance with the Borrowing Base requirement);

(iii)	Such notice is accompanied by an extension fee in the amount of twenty basis points (0.2%) of the Loan Amount as of such date; and

(iv)

the representations and warranties of the Borrower contained in the Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date on which notice is given in accordance with this subsection (b); and

(v)    No Default or Event of Default exists under the Loan Documents.

4.4 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, upon not less than five (5) Business Days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to and attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

4.5 Required Principal Payments.

(a)    All principal shall be paid on or before the Maturity Date.

(b)    If, at any time, Lender has determined in its reasonable discretion, or Borrower has actual knowledge, that the outstanding principal amount of the Loan exceeds the Borrowing Base, then Borrower shall promptly, but no later than ten (10) Business Days from receipt of notice or actual knowledge, prepay the Loan in an amount equal to the difference between the Borrowing Base and the outstanding principal amount of the Loan, as determined by Lender in its reasonable discretion.

4.6 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) of five percent (5%) per annum of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date. Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

ARTICLE V
INTEREST

5.1 Interest Rate.

(a)    Subject to Section 5.3, the Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.

(b)    Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)    The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

5.2 Payment Dates.

Borrower shall pay interest in arrears on the fifth (5th) day of every calendar month in the amount of all interest accrued and unpaid. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

5.3 Maximum Lawful Rate.

It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

ARTICLE VI
COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a)    Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents.

(b)    If the application of any Law, rule, regulation or guideline adopted or arising out of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)    Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period except as set forth under subsection (d) of this Section 6.1. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom except as set forth under subsection (d) of this Section 6.1.

(d)    Borrower shall not be obligated to make any payments under this Section 6.1 to the extent that Lender has not notified the Borrower of the basis of such demand for payment by a date that is no later than 120 days after Lender incurs the cost associated with the change in applicable Law giving rise to any such payment.

6.2 Taxes.

(a)          All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes based on (or measured by) net income or net profits and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the other Loan Documents) and branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non‑Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, or if the Borrower is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Non-Excluded Taxes or Other Taxes withheld or deducted, then the amounts payable under this Agreement shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Lender an amount which, after deduction of all Non-Excluded Taxes and Other Taxes, equals the amount that would have been payable if no Non-Excluded Taxes or Other Taxes were applied; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes and Other Taxes: (i) that are attributable to the Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section 2.8 or (ii) that are United States withholding taxes imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender or the assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes or Other Taxes pursuant to this Section 6.2.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(d)          If the Lender (or assignee or participant) is not a “United States person” (a “Non-U.S. Lender”), then the Lender (or such assignee or participant, as applicable) shall on or about the date on which such Non-U.S. Lender becomes a party to this Agreement, deliver to the Borrower (or, in the case of a participant, to the Lender) two copies of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI, or, in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit A hereto (modified as appropriate depending on the status of the Lender) and a Form W-8BEN, W-8BEN-E or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation). In addition, each Non‑U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non‑U.S. Lender or at such time or times as reasonably requested by the Borrower. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) (other than persons who are corporations or otherwise exempt from United States backup withholding tax) shall, at the time such Lender becomes a party to this Agreement or at such other time (or times) reasonably requested by the Borrower, deliver to the Borrower a properly completed and duly executed U.S. Internal Revenue Service Form W-9 or any successor form certifying that such person is exempt from United States backup withholding tax on payments made hereunder. Notwithstanding any other provision of this paragraph (d), a Non‑U.S. Lender shall not be required to deliver any form pursuant to this paragraph (d) that such Non‑U.S. Lender is not legally able to deliver.

(e)          If the Lender (or participant) is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, then the Lender shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that the Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in the Lender's (or participant’s) reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of the Lender (or participant).

(f)          If a payment made to a Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA (as defined below) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.8(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          For purposes of this Section 6.2, “FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or (b) any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement treaty or convention among Governmental Authorities and implementing such Sections of the Code.

(h)          The agreements in this Section 6.2 shall survive the termination of this Agreement and the payment of the Loan Advances and all other amounts payable hereunder.

ARTICLE VII
LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses incurred by Lender in connection with the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, printing and photocopying expenses, cost of certified copies of instruments, cost of premiums on surety company bonds, all travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all such costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.

7.2 Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all such Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.

7.4 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

7.5 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

7.6 Origination Fee.

Borrower shall pay to Lender, at the Opening of the Loan, a non-refundable origination fee in the amount of TWO HUNDRED THOUSAND and NO/100 Dollars ($200,000.00).

ARTICLE VIII

REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

8.1 Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)    Loan Documents: The Lender shall have received copies of each of the documents set forth in Section 4.2, executed by Borrower, as the case may be, and recorded, if applicable, each in form and substance satisfactory to the Lender.

(b)    Borrowing Base Report: Borrower shall have furnished to Lender a Borrowing Base Report, together with information setting forth in a format acceptable to Lender in its sole but reasonable discretion the Collateral Value.

(c)    Insurance Policies: Borrower shall have furnished to Lender prior to the date of this Agreement policies or binders evidencing that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(d)    No Litigation: No litigation or proceedings shall be pending or threatened in writing which would reasonably be expected to cause a Material Adverse Change with respect to Borrower or Guarantor;

(e)    Attorney Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower covering due authorization, execution and delivery and enforceability of the Loan Documents, and creation and perfection of the security interests granted under the Loan Documents, and also containing such other legal opinions as Lender shall require, in form and substance satisfactory to Lender;

(f)    Searches: Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(g)    Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Guarantor and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower shall provide such other additional financial information Lender reasonably requires;

(h)    Intentionally Omitted;

(i)    Intentionally Omitted;

(j)    Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, an incumbency certificate with respect to the Borrower's officers that are authorized to sign this Agreement and the other documents to be delivered hereunder and to request Loans hereunder and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(k)    No Default: There shall be no uncured Default or Event of Default by Borrower hereunder; and

(l)    Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower as Lender shall reasonably request.

ARTICLE IX
REQUIREMENTS PRECEDENT TO SUBSEQUENT DISBURSEMENTS OF THE LOAN

9.1 Conditions Precedent.

Borrower agrees that Lender’s obligation to make subsequent disbursements of the Loan is conditioned upon Borrower’s satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion.

(a)    Borrower’s Certificate: Lender shall have received a fully executed and delivered Borrower’s Certificate in the form of Exhibit A attached hereto, which Borrower’s Certificate shall demonstrate, to Lender’s sole discretion, that at the time of and immediately after giving effect to such disbursement, the outstanding principal amount of the Loan will not exceed the Borrowing Base.

(b)    Maximum Loan Amount: After making such disbursement, the aggregate outstanding balance of the Loan shall not exceed the Loan Amount.

(c)    Representations and Warranties: The representations and warranties of Borrower and Guarantor set forth in this Agreement shall be true and correct in all material respects on and as of the date of such disbursement.

(d)    No Default or Event of Default: At the time of and immediately after giving effect to such disbursement, no Default or Event of Default shall have occurred and be continuing.

(e)    Borrowing Base Report: Borrower shall have furnished to Lender a Borrowing Base Report, together with information setting forth in a format acceptable to Lender in its sole but reasonable discretion the Collateral Value.

(g)    Intentionally Omitted; and

(h)    Fees; Costs and Expenses: Payment of all fees, expenses and other amounts due and payable by any Borrower on or prior to the date of such Borrowing pursuant to the Loan Documents.

Each request for an advance of the Loan submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 8.1 and 8.2 have been satisfied on and as of the date of the applicable advance.

ARTICLE X
AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1 Furnishing Information.

Borrower shall deliver or cause to be delivered to Lender:

(a)    quarterly consolidated financial statements of Guarantor certified by Guarantor within sixty (60) days after the end of each fiscal quarter other than the fiscal quarter that ends on the fiscal year-end;

(b)    an annual consolidated financial statement of Guarantor audited by a certified public accountant reasonably acceptable to Lender within one hundred and twenty (120) days after each fiscal year;

(c)    a Borrowing Base Report, together with information setting forth in a format acceptable to Lender in its sole but reasonable discretion the Collateral Value within sixty (60) days after the end of each fiscal quarter;

(d)    a duly executed Certificate of Compliance in the form of Exhibit B attached hereto (i) within sixty (60) days after the end of each fiscal quarter other than the fiscal quarter that ends on the fiscal year-end, and (ii) within one hundred and twenty (120) days for the fiscal quarter that ends on the fiscal year-end;

(e)    quarterly financial statements prepared by or on behalf of IQHQ within sixty (60) days after the end of each fiscal quarter other than the fiscal quarter that ends on the fiscal year-end;

(f)    annual financial statements prepared by or on behalf of IQHQ within seventy-five (75) days after each fiscal year;

(g)    at Lender’s request, (i) annual Federal Income Tax Returns with respect to Borrower and Guarantor and (ii) financial statements of Borrower;

(h)    All such financial statements shall be in a format approved in writing by Lender in Lender’s reasonable sole discretion, in a format acceptable to Lender. Each financial statement and Borrowing Base Report shall be certified as true, complete and correct in all material respects by its preparer and by Borrower. Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records reasonably necessary to confirm the Borrowing Base Report or financial health of the Borrower. If any such financial statement or other report or information described in this subsection is not delivered to Lender as provided above, Borrower shall have a five (5) business day cure period. Upon expiration of such cure period, Borrower agrees to pay a late charge to Lender in the amount of $500 per item per day.

(h)          Borrower will furnish to Lender promptly (but in any event no later than five (5) Business Days thereafter) upon becoming actually aware of the existence of any condition or event which constitutes an Event of Default or a Default, a written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

10.2 Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

10.3 Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to pay such Tax under protest or to otherwise contest any such Tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, (ii) Borrower has notified Lender of Borrower’s intent to contest such Taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Tax, Lender may, at its election (but shall not be required to), pay and discharge any such Tax, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall furnish to Lender evidence that Taxes are paid at least five (5) days prior to the last date for payment of such Taxes and before imposition of any penalty or accrual of interest.

10.4 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.2) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

10.5 Use of Proceeds.

The proceeds of the Loans will be used only for the working capital, general corporate purposes. No proceeds of the Loans shall be used to purchase any securities issued by the Borrower’s Affiliates. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

10.6 Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7 Indemnification.

BORROWER SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS, INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN OR BORROWER. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW. THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOAN AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOAN WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT.

10.8 Inspection of Assets; Books and Records; Discussions.

Lender and its representatives shall at all times have full and free access during normal business hours on reasonable prior notice at reasonable intervals to all the books reasonably necessary to confirm the Borrowing Base Report or financial health of the Borrower, correspondence and records of Borrower relating to Borrower’s business, the Collateral, or the Loan Documents, and Lender and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and Borrower agrees to render to the Lender and/or its representatives at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. To the extent documents are subject to attorney client privilege (e.g., board minutes setting forth substantive legal advice), as determined by Borrower’s external legal counsel in its good faith and reasonable discretion, Borrower reserves the right to redact such documents or information.

10.9 Swap Agreements.

If Borrower enters into a Swap Agreement permitted under Section 10.5, then Borrower shall cause the counterparty to the Swap Agreement to enter into an assignment of such Swap Agreement in favor of Lender and acceptable to Lender in its sole but reasonable discretion. Borrower hereby grants to Lender a security interest in all Swap Agreements, present or future, to secure the Indebtedness.

10.10 Operating Account.

The Borrower shall maintain their deposits and operating accounts with Lender.

10.11 Maintenance of Liens.

The Borrower shall perform all such acts and execute all such documents as Lender may reasonably request in order to enable Lender to file and record every instrument that Lender may deem necessary in order to perfect and maintain Lender’s first priority security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of Lender in respect of such first priority security interests and Liens.

10.12 REIT Status.

The Guarantor shall perform all such acts to maintain its status as a Real Estate Investment Trust, as defined in the Internal Revenue Code Section 856.

10.13 Debt Service Coverage Ratio.

Beginning on September 30, 2023, and on the last day of each fiscal quarter thereafter (each, a “Measurement Date”) through and including the Measurement Date on June 30, 2024, Guarantor shall have a Debt Service Coverage Ratio of no less than 1.00:1.00 for the applicable Measurement Period ending on such Measurement Date. Beginning on September 30, 2024, and on each Measurement Date thereafter through and including the Maturity Date, Guarantor shall have a Debt Service Coverage Ratio of no less than 1.15:1.00 for the applicable Measurement Period ending on such Measurement Date.

10.14 Debt to Equity Ratio.

Beginning on September 30, 2023, and on each Measurement Date thereafter, Guarantor shall have a Debt to Equity Ratio of no less than 1.00:1.00 for the applicable Measurement Period ending on such Measurement Date.

10.15 Borrowing Base

The outstanding principal amount of the Loan shall not exceed the Borrowing Base at any time while the Loan is outstanding.

ARTICLE XI
NEGATIVE COVENANTS

Borrower covenants and agrees as follows:

11.1 Indebtedness.

Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder;

(b)    Indebtedness existing on the date hereof and set forth in Schedule 11, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; and

(c)    other unsecured Indebtedness in an aggregate principal amount not exceeding $50,000 at any time outstanding.

11.2 Liens.

Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 11; provided that (i) such Lien shall not apply to any other property or asset of Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

11.3 Fundamental Changes; Disposition of Assets.

Borrower and Guarantor will not without the consent of Lender (a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (except that Borrower may sell its assets in the ordinary course of business as described in the Constituent Documents), or liquidate or dissolve, or (b) engage to any material extent in any business other than businesses of the type conducted by Borrower or Guarantor on the Effective Date and businesses reasonably related thereto.

11.4 Intentionally Omitted.

11.5 Swap Agreements.

Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower and (c) Swap Agreements entered into as part of the Borrowers investment process.

11.6 Restricted Payments.

Except for any payments and declarations that are required to be made pursuant to the rules and regulations of Governmental Authorities to which the Borrower is subject, Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment unless Lender provides its prior written consent.

11.7 Transactions with Affiliates.

Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties, and (b) any Restricted Payment permitted by Section 11.6.

11.8 Restrictive Agreements.

Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

11.9 Minimum Liquidity.

At the end of each fiscal quarter, Guarantor shall have a Liquidity of no less than the Minimum Liquidity.

11.10 IQHQ.

Borrower will not consent to an action under the terms of the agreements by which Borrower owns the Collateral if such action would materially and negatively affect the Lender’s ability to enforce its security interest in the Collateral.

ARTICLE XII

INSURANCE PROCEEDS

12.1 Intentionally Omitted.

ARTICLE XIII
ASSIGNMENTS BY LENDER AND BORROWER

13.1 Assignments and Participations.

Lender may from time to time assign the Loans and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not adversely affect Borrower’s rights under the Loan Documents.

13.2 Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Borrower shall not permit the Transfer of any direct or indirect interest in Borrower.

13.3 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV
TIME OF THE ESSENCE

14.1 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

ARTICLE XV
EVENTS OF DEFAULT

15.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)    Any Borrower shall fail to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or (iii) any fee, expense, or other payment required hereunder or under any other Loan Document, and such failure under the foregoing clause (ii) continues for three (3) Business Days thereafter; or for clause (iii) for a period of ten (10) days after written notice from Lender that the same is due and payable continues.

(b)    Failure of Borrower to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 15.1 with respect to a particular breach, or if another subsection of this Section 15.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(c)    Any assignment in violation of Section 13.2.

(d)    If any warranty, representation, statement, report or certificate made now or hereafter by Borrower is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure and does not create a Material Adverse Change, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a) above for a breach that can be cured by the payment of money, or (ii) within the notice and cure period provided in (b) above for any other breach.

(e)    Borrower, Guarantor or IQHQ shall commence a voluntary case under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower, Guarantor or IQHQ under the Bankruptcy Code and relief is ordered against Borrower, Guarantor or IQHQ, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower, Guarantor or IQHQ; or Borrower, Guarantor or IQHQ commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower, Guarantor or IQHQ; or there is commenced against Borrower, Guarantor or IQHQ any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower, Guarantor or IQHQ fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower, Guarantor or IQHQ by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(f)    Borrower, Guarantor or IQHQ shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower, Guarantor or IQHQ are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(g)    One or more final, non-appealable judgments are entered (i) against Borrower in amounts aggregating in excess of $250,000.00 or (ii) against Guarantor in amounts aggregating in excess of $2,500,000.00, and said judgments are not stayed or bonded over within thirty (30) days after entry.

(h)    If Borrower shall fail to pay any debt owed by it or is in default under any other agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $250,000.00 and Guarantor’s maximum liability does not exceed $1,000,000.00) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(i)    If a Material Adverse Change occurs with respect to Borrower, Guarantor or the Collateral.

(j)    Any of the Loan Documents executed by Borrower shall cease, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Borrower in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective first priority liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (subject to Liens permitted hereunder), or any of the same shall be asserted in writing by any Borrower. The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein.

(k)    Failure of Borrower to comply with Sections 3.1(k), 4.5(b), 10.12, 10.15, or 11.10.

(l)    Failure of Borrower to comply with Section 10.1, provided that if such breach does not create a Material Adverse Change, then no Event of Default shall exist so long as Borrower cures said breach within thirty (30) days following written notice of such breach from Lender.

(m)    Failure of Borrower to comply with Section 11.9, provided that if such breach does not create a Material Adverse Change, then no Event of Default shall exist so long as Borrower cures said breach within thirty (30) days following the occurrence of such breach.

(n)    Failure of Borrower to comply with Section 10.13 or 10.14, provided that if such breach does not create a Material Adverse Change, then no Event of Default shall exist if Borrower makes a payment to Lender, which, if applied to the outstanding principal balance of the loan, is sufficient to maintain compliance with Section 10.13, or 10.14, as applicable, within thirty (30) days following the occurrence of such breach.

(o)    The occurrence of any other event or circumstance denominated as an event of default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(p)    Intentionally Omitted.

(q)    Borrower or Guarantor or any officer, director or senior employee of such entity is subject to an investigation or proceeding by any governmental, regulatory or self-regulatory authority for reasons of any alleged wrongdoing, breach of any rule or regulation, which could reasonably be expected to result in a Material Adverse Change.

(r)    The sequestration or attachment of (or any levy or execution upon) any portion of the Collateral, which sequestration, attachment, levy or execution is not released, expunged or dismissed within thirty (30) days from such event.

ARTICLE XVI
LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)    Enforce any Liens or security interests under the Security Documents;

(b)    suspend the Facility until such Event of Default is cured;

(c)    terminate the Facility hereunder;

(d)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable , whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(e)    have the irrevocable power of attorney to act on behalf of the Borrower as shall be deemed necessary by Lender or advisable to protect the security interests and liens in the Collateral or obtain repayment of the Obligations and enforce any Liens or security interests under the Security Documents;

(f)    Intentionally omitted;

(g)    use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(h)    Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d) or (e) with respect to Borrower, the obligation of Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Borrower hereby expressly waives.

16.2 Subordination.

If an Event of Default has occurred and is continuing, Guarantor shall not make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to Investment Advisor whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”), including, but not limited to, the fees payable to Investment Advisor pursuant to the terms of the Investment Advisory Agreement. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims, shall at all times during the continuance of an Event of Default be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations. Each Borrower agrees to take such actions as necessary to provide for such subordination between Guarantor and Investment Advisor, inter se, including but not limited to provisions for such subordination in the documents evidencing the Other Claims.

16.3 Distributions.

If any Event of Default has occurred and is continuing, Guarantor shall not make any distributions of any kind except for any distributions required to maintain its status as a Real Estate Investment Trust, as defined in the Internal Revenue Code Section 856.

ARTICLE XVII
GENERAL PROVISIONS

17.1 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Schedules and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3 Authorized Representative.

Borrower hereby appoints Matt McGraner as its Authorized Representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative or Authorized Representatives provided, no more than two persons shall serve as Authorized Representatives at any given time.

17.4 Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the maximum lawful rate applicable to Lender, Lender shall determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect; Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

17.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.6 Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third‑party beneficiary status or recognition of same by the Lender.

17.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

17.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by DocuSign, facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

17.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

17.11 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

17.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set‑off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loans.

17.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14 Set‑Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Agreement, Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

17.15 Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its sole discretion.

17.16 Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

NexPoint Diversified Real Estate Trust Operating Partnership, L.P.
300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@nexpoint.com

NexPoint Real Estate Capital, LLC
300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@nexpoint.com

NexPoint Real Estate Opportunities, LLC
300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@nexpoint.com

With a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attn:     Andy White

Email:   awhite@winston.com

If to Lender:

NexBank
2515 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Mike Mendelow; Jeff Kocher
Telephone: 214-234-7283; 214-934-4722
Email: mike.mendelow@nexbank.com; jeff.kocher@nexbank.com

With a copy to:

Wick Phillips Gould & Martin, LLP
3131 McKinney Avenue, Suite 500
Dallas, Texas 75204
Attention: Isaac Brown
Telephone: 214-740-4037
Facsimile: 214-692-6255
Email: Isaac.brown@wickphillips.com

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.17 Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.18 No Oral Agreements.

THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), AND THE OTHER RELATED DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

NEXPOINT DIVERSIFIED REAL ESTATE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	Authorized Signatory

NEXPOINT REAL ESTATE CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	Authorized Signatory

NEXPOINT REAL ESTATE OPPORTUNITIES, LLC, a Delaware limited liability company

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	Authorized Signatory

[Loan Agreement]

LENDER:

NEXBANK

By:	/s/ Jeff Kocher
Name:	Jeff Kocher
Title:	Vice President

[Loan Agreement]

EXHIBIT A

Borrower’s Certificate

A-1

EXHIBIT B

Certificate of Compliance

B-1

EXHIBIT C

Borrowing Base Report

C-1

EXHIBIT D

Form of Increase Amendment

D-1

SCHEDULE 11

Indebtedness, Liens, Restrictive Agreements

Sch. 11